As filed with the Securities and Exchange Commission on July 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

INSIGHT MOLECULAR DIAGNOSTICS INC.

(Exact name of Registrant as specified in charter)

California	27-1041563
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2 International Plaza Dr., Suite 510 Nashville, Tennessee	37217
(Address of principal executive offices)	(Zip Code)

Insight Molecular Diagnostics Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Peter Hong

Vice President, General Counsel

Insight Molecular Diagnostics Inc.

2 International Plaza Dr., Suite 510

Nashville, Tennessee

(Name and address of agent for service)

(615) 255-8880

(Telephone number, including area code, of agent for service)

Copies to:

Greg Kramer, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 22nd Floor

New York, New York 10112

(212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 30, 2018, Insight Molecular Diagnostics Inc., formerly known as Oncocyte Corporation (the “Company”), filed a Registration Statement on Form S-8 (File No. 333-227118) (the “2018 Form S-8”) under the Securities Act of 1933, as amended (the “Securities Act”) to register 250,000 shares of common stock, no par value (“Common Stock”) issuable pursuant to awards under the Oncocyte Corporation 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”), as adjusted for a 1-for-20 reverse stock split on July 24, 2023 (the “Reverse Stock Split”). On July 23, 2019, the Company filed a Registration Statement on Form S-8 (File No. 333-232773) under the Securities Act pursuant to General Instruction E to register an additional 300,000 shares of the Company’s Common Stock, as adjusted for the Reverse Stock Split, including shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units under an amendment to the 2018 Equity Incentive Plan (the “2019 Form S-8”). On July 7, 2021, the Company filed a Registration Statement on Form S-8 (File No. 333-257740) under the Securities Act pursuant to General Instruction E to register an additional 500,000 shares of the Company’s Common Stock, as adjusted for the Reverse Stock Split, including shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units under an amendment to the 2018 Equity Incentive Plan (the “2021 Form S-8”). On September 20, 2024, the Company’s Board of Directors adopted, an amended and restated 2018 Equity Incentive Plan (the “A&R 2018 Equity Incentive Plan”), which became effective on October 11, 2024, upon approval by the Company’s stockholders at a special meeting of stockholders. On August 18, 2025, the Company filed a Registration Statement on Form S-8 (File No. 333-289687) under the Securities Act pursuant to General Instruction E to register an additional 2,716,859 shares of the Company’s Common Stock, including shares issued or issuable upon exercise of stock options or settlement of restricted stock units outstanding under the A&R 2018 Equity Incentive Plan (the “2025 Form S-8”).

Pursuant to General Instruction E of Form S-8, the contents of the 2018 Form S-8, the 2019 Form S-8, the 2021 Form S-8, and the 2025 Form S-8 are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

On April 30, 2026, the Company’s Board of Directors adopted, subject to stockholder approval, an amendment to the A&R 2018 Equity Incentive Plan) to further increase the number of shares of Common Stock available for issuance pursuant to awards under the A&R 2018 Equity Incentive Plan by an additional 1,750,000 shares (the “Amendment Shares”) to a total of 5,550,000 shares of our Common Stock authorized for issuance pursuant to awards under the A&R 2018 Equity Incentive Plan. On June 11, 2026, at the Company’s 2026 Annual Meeting of Stockholders, the majority of the shares of common stock represented at the meeting at which a quorum was present voted to approve the amendment to the A&R 2018 Equity Incentive Plan, and such amendment became effective.

This Registration Statement is being filed in order to register such additional 1,750,000 Amendment Shares reserved for issuance pursuant to future awards under the A&R 2018 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the A&R 2018 Equity Incentive Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2025 filed with the SEC on March 26, 2026.

●	Registrant’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2026 filed with the SEC on May 13, 2026;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2026, February 26, 2026 (as amended by our Current Report on Form 8-K/A filed on May 13, 2026), April 30, 2026, and June 17, 2026, provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, are not be incorporated by reference herein; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed on March 1, 2021, as updated by Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the date this offering is terminated or completed and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (“CGCL”) authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the CGCL, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, provided, however that they shall not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law and that the Company is authorized to indemnify “agents”, as such term is defined in Section 317 of the California Corporations Code, to the fullest extent permissible under California law.

Furthermore, the Company’s Bylaws provide that the Company shall, to the maximum extent and in the manner permitted by the CGCL, indemnify each of its directors and officers against expenses (as defined in Section 317(a) of the CGCL) judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any the proceeding (as defined in Section 317(a) of the CGCL) arising by reason of the fact that such person is or was an agent (as defined in Section 317(a) of the CGCL) of the Company. Furthermore, the Company’s Bylaws provide that the Company shall, have the power, to the extent and in the manner permitted by the CGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an employee or agent of the Company. The Bylaws further provide that expenses incurred in defending any proceeding may be advanced by the Company prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in the Bylaws. The Bylaws also permit the Company to purchase and maintain insurance on behalf of any agent against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the Company would have the power to indemnify the agent under Section 317 of the CGCL.

Further, the Company maintains directors’ and officers’ liability insurance coverage.

The foregoing summary is subject to the complete text of the applicable statutes, the Articles of Incorporation and Bylaws, and is qualified in its entirety by reference to such documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description

5.1*	Opinion of Haynes and Boone, LLP, counsel to the Registrant.

23.1*	Consent of CBIZ CPAs P.C.

23.2*	Consent of Marcum LLP

23.3*	Consent of Haynes and Boone, LLP, counsel to the Registrant (included in Exhibit 5.1).

99.1	Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2024).

99.2	First Amendment to the Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to Annex B to the Company’s definitive proxy statement on Form DEF14A filed with the Securities and Exchange Commission on April 30, 2026).

99.3*	Second Amendment to the Amended and Restated 2018 Equity Incentive Plan.

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The Company hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on July 24, 2026.

INSIGHT MOLECULAR DIAGNOSTICS INC.

By:	/s/ Joshua Riggs
Joshua Riggs
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joshua Riggs and Andrea James, severally, each with full power to act alone and without the others, his or her true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-8, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joshua Riggs	President, Chief Executive Officer and Director	July 24, 2026
Joshua Riggs	(Principal Executive Officer)

/s/ Andrea James	Chief Financial Officer	July 24, 2026
Andrea James	(Principal Financial Officer)

/s/ James Liu	Vice President Accounting, Controller, Treasurer	July 24, 2026
James Liu	(Principal Accounting Officer)

/s/ Andrew Arno	Chairman of the Board of Directors	July 24, 2026
Andrew Arno

/s/ Andrew J. Last	Director	July 24, 2026
Andrew J. Last

/s/ Louis E. Silverman	Director	July 24, 2026
Louis E. Silverman